Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information - Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated October 27, 2014 on the August 31, 2014 financial statements of Guggenheim China All-Cap ETF, Guggenheim China Technology ETF, Guggenheim Solar ETF and Guggenheim S&P Global Water Index ETF in Post-Effective Amendment No. 191 to the Registration Statement (Form N-1A No. 333-135105) and related Prospectus and Statement of Additional Information of Claymore Exchange-Traded Fund Trust 2.

/s/ Ernst & Young LLP

Chicago, Illinois
December 29, 2014